Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. Announces Stellex Capital Management Has Become Its Largest Common

Equity Shareholder Following Significant Additional Investment

SUGAR LAND, TX – August 10, 2026 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services, today announced that an entity controlled by Stellex Capital Management LLC (“Stellex”) has acquired all 1,604,326 shares of the Company’s common stock currently held by Corre Partners Management, LLC (“Corre”) and its affiliates at a purchase price of $35.50 per share. The transaction was a privately negotiated sale between two existing stakeholders. The Company is not issuing any shares in relation to this transaction and will not receive any proceeds from the transaction. Upon closing, Stellex is expected to own approximately 35% of the Company’s outstanding common stock, as well as preferred stock and warrants that were issued to Stellex in September of 2025.

Michael Caliel, Team’s Chairman of the Board commented, “Stellex has been a supportive stakeholder and an engaged partner since the firm’s initial investment in the Company last September, and we have valued their team’s contributions over the last year. We share a strong alignment around the Company’s strategic direction and long-term opportunity, and we recognize this transaction by Stellex as a strong vote of confidence in the significant embedded value of the TEAM franchise that can be unlocked. We thank Corre for their active and strategic engagement over the last several years that contributed to the Company’s successful turnaround during a critical period and view this as the natural evolution in our investor base as we enter the next phase in the Company’s journey focused on long-term value creation. We look forward to continuing to work closely with the Stellex team as we execute on our priorities and continue building value for all shareholders.”

Olivia Zhao, Managing Director at Stellex concluded, “We believe TEAM is built on strong fundamentals. We have developed a strong conviction in Team, its leadership and the long-term opportunity ahead. Our decision to increase our ownership reflects our confidence in the Company’s transformation and in its ability to work to deliver differentiated value to its customers. We believe our interests are aligned with the Company and its shareholders, and we look forward to continuing our partnership with management and the Board as the team executes on its strategy in an effort to create long-term value.”

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial and growth prospects and strategy, including the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit agreements and its preferred stock certificate of designation; negative market conditions, including domestic and global inflationary pressures, the impact of changes in global trade policies and tariffs, and future economic uncertainties, particularly in industries in which the Company is heavily dependent; the Company’s liquidity and ability to obtain additional financing; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s ability to maintain compliance with the New York Stock Exchange continued listing requirements and rules, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Alpha IR Group

Nick Teves or Joseph Caminiti

TISI@alpha-ir.com

(312) 445-2870